Exhibit 1.08

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games Plans to Launch Popular Manga Style Online Game in the United States

Lunia Online to be Commercially Available in the First Quarter of 2008

BEIJING, ATLANTA Dec. 5, 2007 — CDC Games, a business unit of CDC Corporation and pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that its CDC Games International (CGI) business unit plans to launch Lunia Online, a massively multiplayer online role playing game (MMORPG) based on the popular manga style comic art form, for commercial availability in the U.S. during the first quarter of 2008.

Lunia Online, which was developed by Korea-based ALLM Co., Ltd., is based on the manga style of Japanese comics which is widely popular throughout the world and is currently a more than $200 million industry in the U.S. according to Publishers Weekly.

Unlike many other massively multiplayer online roll-playing games (MMORPGs) currently on the market, Lunia Online is played much like an action arcade game, allowing players to move around using arrow keys rather than a mouse. The game can be played with a console “D pad” style controller which makes the game familiar and easy to use for the millions of Xbox users throughout the U.S.

In Lunia Online, various attacks can be launched by pressing combinations of keys rather than clicking on an enemy to attack. In addition, special skills and items can be conveniently controlled with hotkeys. Unlike many other games, Lunia does not restrict its skill hotkeys to the function keys on a keyboard. This allows users to more fully customize and adapt the game controls to their personal liking.

In further contrast to many popular MMORPGs, Lunia Online also offers a detailed plotline and story to accompany game play. Battles between players and monsters take place in increasingly challenging stages which are much like chapters in the overall story. In each stage, the players accompany the three main characters: the Knight (Sieg), the Healer (Eir) and the Wizard (Dainn) in their adventure, often being required to complete certain tasks such as killing-off monsters in an area. These accomplishments advance the player through the story and are necessary to complete the stage. Animated cut scenes typically appear just before and after a stage, serving as transitions from chapter to chapter and additional sources of plot information.

Lunia has recently been test marketed in the U.S. by ALLM with favorable results and has received excellent user ratings from various game and fan sites. “We are excited to strengthen our partnership with CGI through the licensing of Lunia Online for the U.S. market,” said Jong Myoung Lee, president of Allm. “We expect Lunia Online to be well received in the U.S. market and we look forward to expanding our relationship with CGI further in the future.”

“We are looking forward to launching Lunia Online for the U.S. market,” said Jeffrey Longoria, president of CGI. “With our planned addition of Lunia Online, we will soon have games operating in three major markets: China, Japan and the U.S. We intend to continue working aggressively to expand our commercial portfolio further this year and in 2008, as we plan to launch many exciting new games in the coming months.”

“Lunia Online breaks new ground in many new areas of the MMORPG genre,” said Ron Williams, general manager of CDC Games USA, a unit of CGI. Lunia Online is less complicated to operate than the typical MMORPG because Lunia Online is designed to be played like console games that are widely familiar to U.S. players. With the popular manga style animation and a strong crossover potential with console players, we expect this game to be well received in the U.S. market.”

Lunia Online is the latest in several new games backed internationally by CGI. CGI already has established sub-license agreements to publish games through leading online games providers in Southeast Asia and Taiwan.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 100 million registered users. The company’s hit title Yulgang was among the first “free-to-play, pay-for-merchandise” online games in China and has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005, 2006 and 2007. Currently, CDC Games offers six popular MMO online games in China that includes: Yulgang, Shaiya, Special Force, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. In August 2007, CDC Games formed a new subsidiary called CDC Games International (CGI) and CDC Games USA to launch new games internationally and to position CDC Games as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of CDC Games to launch and market Lunia Online, the relative convenience and ease of use and control of Lunia Online, the acceptance and success of Lunia Online in the market or any markets, the success of the development of a centralized gaming platform for CDC Games, our current and future partnership with Allm, our plans to expand our commercial portfolio and launch more games, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to develop and market successfully first person shooter games; (c) the future growth of the online games industry in the China and other markets; (d) the possibility of development delays; (e) the development of competing products and technology; (f) the entry of new competitors and their technological advances; and (g) the possibility that our current or future strategic partners will not fulfill their contractual or other obligations to us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.